SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_____             April 8, 2013__________

Date of Report (date of earliest event reported)

BIOMERICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8765	95-2645573
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation

17571 Von Karman Ave.

Irvine, California 92614

(Address of Principal Executive Offices

Including Zip Code)

949-645-2111

(Registrant’s Telephone Number,

Including Area Code)

______________

(Former Name or Former Address if Changed

Since Last Report)

Page 1 of 3 pages

Item 3.02. Unregistered Sales of Equity Securities.

On April 3, 2013, Biomerica, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with an accredited investor named therein (the “Investor”).  Pursuant to the terms of the Stock Purchase Agreement, the Company agreed to sell a total of 400,000  shares (the “Shares”) of its common stock, $0.08 par value per share (the “Common Stock”), at a price of $1.25 per share for aggregate gross proceeds of $500,000 (the “Private Placement”). The initial closing under the Stock Purchase Agreement occurred on April 8, 2013 for half the purchase price ($250,000).  There can be no assurance that the remaining $250,000 purchase price will be purchased.

Pursuant to the Stock Purchase Agreement, the Company and the Investor made representations and warranties regarding matters that are customarily included in financings of this nature. The obligations of the Company to sell and issue the Shares, and the obligations of the Investors to purchase the Shares, were subject to the fulfillment of specified conditions prior to the closing of the Private Placement, which have been satisfied as of the date of this Current Report on Form 8-K.

The Company expects the Private Placement of the Shares to result in gross proceeds to the Company of approximately $250,000 before the deduction of expenses related to the Private Placement payable by the Company. The Shares were offered and are to be sold in the Private Placement to an accredited investor without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 12, 2013

                        Biomerica, Inc.

            By: /s/ Zackary S. Irani

Zackary S. Irani

Chief Executive Officer